Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-72012



                         CONCURRENT COMPUTER CORPORATION



                        2,054,431 SHARES OF COMMON STOCK

     This Prospectus relates to the public offering of 2,054,431 shares of our common stock that are issuable upon exercise of warrants we granted to the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of these shares. We will receive proceeds if and when the warrants are exercised by the selling stockholders, and those warrant proceeds will be used for general corporate purposes.

     The prices at which the selling stockholders may sell the shares will be determined by or based on the prevailing market price for the shares or in negotiated transactions. The selling stockholders may also sell the shares to or with the assistance of broker-dealers, who may receive compensation in excess of their customary commissions.

     Our common stock is traded on the Nasdaq National Market under the symbol "CCUR." On November 23, 2001 the last reported sale price of our common stock was $14.09 per share.

                                 _______________

     THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IN OUR CURRENT REPORT ON FORM 8-K, DATED OCTOBER 22, 2001, WHICH IS INCORPORATED HEREIN BY REFERENCE, FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK.

                                 _______________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                THE DATE OF THIS PROSPECTUS IS NOVEMBER 26, 2001.

                                    BUSINESS

     We are a leading provider of computer systems for both the emerging video-on-demand market through our Xstreme division and real-time applications through our Real-Time division. We provide computer hardware (our video servers) and related software, referred to as our video-on-demand systems, primarily to residential cable television operators. We also provide high-performance computer systems, referred to as our real-time systems, for simulations, data acquisition and industrial process applications. We market our real-time systems to government agencies, government suppliers and commercial markets where the immediate capture and delivery of information is critical. We expect that substantially all of our future revenue growth will come from our Xstreme division, which began commercial sales in 1999.

     Our video-on-demand systems consist of digital video servers and related software that enable cable operators to deliver video-on-demand to their subscribers. In order to provide video-on-demand, the cable operator's system must be upgraded to carry digital, rather than analog, signals, and the cable subscriber must have a digital set-top box. We expect that all seven of the largest U.S. cable system operators will begin deploying video-on-demand services in one or more residential markets by mid-2002. We believe we are well-positioned to be a provider of choice to these cable operators.

     Initially, we focused our video-on-demand business on the development of systems compatible with Scientific-Atlanta, Inc. digital cable equipment. In October 1999, we acquired Vivid Technology, Inc. and obtained technology compatible with Motorola digital cable equipment. We recently introduced our MediaHawk Model 2000 video-on-demand system, which is compatible with both Scientific-Atlanta and Motorola equipment.

     A real-time system is specially designed to acquire, process, store, and display large amounts of rapidly changing information in real-time with microsecond response as changes occur. We have over 30 years of experience in real-time systems, including specific expertise in systems, applications software, productivity tools, and networking. Our systems provide real-time applications for gaming, simulation, engine test, air traffic control, weather analysis, and mission critical data services such as financial market information. We are currently developing a new real time operating system on the Linux platform to provide our real time customers an alternative to our original, proprietary platform.

     We were incorporated in Delaware in 1981 under the name Massachusetts Computer Company.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All the proceeds will be received by the selling stockholders. We will receive proceeds if and when the warrants are exercised by the selling stockholders, and those warrant proceeds will be used for general corporate purposes.
                              SELLING STOCKHOLDERS

     We are registering all 2,054,431 shares covered by this prospectus on behalf of the selling stockholders. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

     We issued Scientific-Atlanta, Inc. a warrant to purchase 2,000,000 shares of our common stock directly from us. The warrant was originally issued on August 17, 1998, in connection with an agreement with Scientific-Atlanta, Inc. to jointly develop and market a video-on-demand system. Under the agreement, we were able to receive early development releases from Scientific-Atlanta. In addition, we have jointly developed a system architecture that is compliant with AOL Time Warner video-on-demand architecture requirements. Further, Scientific-Atlanta may in certain circumstances have the right to receive additional warrants to purchase up to a maximum of 8,000,000 additional shares of our common stock under the agreement. The granting of these additional warrants will be based upon performance goals measured by the revenue we receive from sales of equipment to systems employing Scientific-Atlanta's equipment. To date, no additional warrants have been granted. In January 2001, Scientific-Atlanta transferred the warrant to purchase the 2,000,000 shares covered by this prospectus to an affiliate, Scientific-Atlanta Strategic Investments, L.L.C. The warrant is currently exercisable at a price of $5.00 per share and must be exercised on or before August 17, 2002.

     We issued Comcast Concurrent Holdings, Inc. warrants to purchase 54,431 shares of our common stock directly from us. A warrant to purchase 50,000 shares was issued on March 29, 2001, in connection with a multi-year strategic purchase agreement with Comcast. A warrant to purchase 4,431 shares was issued to Comcast Concurrent Holdings on October 9, 2001, because performance goals under the agreement were met. We are generally obligated to issue new warrants to purchase shares of our common stock to Comcast Concurrent Holdings at the end of each quarter through March 31, 2004, based upon performance goals measured by the number of subscribers to Comcast's cable service with the ability to utilize our video-on-demand systems. We will also issue additional warrants to purchase shares of our common stock, if at the end of any quarter the total number of Comcast cable subscribers with the ability to utilize our video-on-demand system exceeds specified threshold levels. The warrant to purchase 50,000 shares is currently exercisable at a price of $5.196 per share and must be exercised by March 29, 2005. The warrant to purchase 4,431 shares is currently exercisable at a price of $6.251 per share and must be exercised by October 9, 2005.

     The following table sets forth the name of the selling stockholders, the number of shares of our common stock owned by the selling stockholders as of October 19, 2001, the number of shares that may be offered under this prospectus, and the number of shares of our common stock owned by the selling stockholders after this offering is completed. We have prepared this table based on information provided to us by the selling stockholders. Other than as described above, neither of the selling stockholders has had a material relationship with us within the past three years. The number of shares in the column "Number of Shares Being Offered" represent all of the shares that the selling stockholders may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

                                              SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                     OWNED                                  OWNED
                                             PRIOR TO OFFERING (1)     NUMBER OF      AFTER OFFERING (3)
------------------------------------------  -----------------------  SHARES BEING   -----------------------
       NAME OF SELLING STOCKHOLDERS           NUMBER      PERCENT     OFFERED (2)     NUMBER      PERCENT
------------------------------------------  ----------  -----------  -------------  ----------  -----------
Scientific-Atlanta Strategic Investments,    2,000,000         3.3%      2,000,000           0            *
L.L.C. (4)
Comcast Concurrent Holdings, Inc. (5)           54,431           *          54,431           0            *
_______________________________________

* Represents beneficial ownership of less than one percent of our common stock.
(1) Percentage ownership is based on 60,819,122 shares of our common stock outstanding on November 2, 2001, and is calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(3) Assumes the sale of all shares offered hereby and no other purchases or sales of our common stock.
(4) Scientific-Atlanta Strategic Investments, L.L.C. is an indirect wholly owned subsidiary of Scientific-Atlanta, Inc., a publicly traded company which has its common stock listed on the New York Stock Exchange under the ticker symbol "SFA."
(5) Comcast Concurrent Holdings, Inc. is an indirect wholly owned subsidiary of Comcast Corporation, a publicly traded company which has its common stock traded on the Nasdaq National Market under the ticker symbol "CMCSK."

                              PLAN OF DISTRIBUTION

     Our common stock may be offered for sale and sold in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of common stock may be sold directly, through agents designated from time to time, or by such other means as may be specified in any supplement to this prospectus. Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.
Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Shares of our common stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

     To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

     If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of common stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

     Under the securities laws of some states, the shares of common stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

     Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Upon sale under the registration statement that includes this prospectus, the shares of common stock registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

     1.   Our Annual Report on Form 10-K for the fiscal year ended June 30,
          2001;

     2. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     3. The description of our common stock contained in the Registration Statement on Form 8-A dated January 23, 1986; and

     4. Our Current Reports on Form 8-K, dated October 22, 2001 and October 25, 2001.

     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You may request a copy of these filings by writing or telephoning us at:
Concurrent Computer Corporation, 4375 River Green Parkway, Duluth, Georgia 30096, Attn: Assistant Secretary; phone: (678) 258-4000.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made or incorporated by reference in this prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. When used or incorporated by reference in this prospectus, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation:

     o    changes  in  product  demand;
     o    economic  conditions;
     o    various  inventory  risks  due  to  changes  in  market  conditions;
     o uncertainties relating to the development and ownership of intellectual property;
     o uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights;
     o    the  pricing and availability of equipment, materials and inventories;
     o    the  limited  operating  history  of  our  videooonodemand  segment;
     o    the  concentration  of  our  customers;
     o    failure  to  effectively  manage  growth;
     o    delays  in  testing  and  introductions  of  new  products;
     o    rapid  technology  changes;
     o    the  highly  competitive  environment  in  which  we  operate;  and
     o    the  entry  of  new  wellocapitalized  competitors  into  our markets.

     Other important risk factors are discussed in our Current Report on Form 8-K, dated October 22, 2001, incorporated herein by reference.

     Our forward looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by King & Spalding. Bruce N. Hawthorne, a partner of King & Spalding, is a director of Concurrent.

                                     EXPERTS

     The consolidated financial statements as of and for each of the years in the two year period ended June 30, 2001 and the related financial statement schedule for each of the years in the two year period ended June 30, 2001 incorporated in this prospectus and in the registration statement by reference from Concurrent's Annual Report on Form 10-K for the year ended June 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedule of Concurrent for the year ended June 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO  DEALER,  SALESPERSON  OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS  IN CONNECTION WITH THE OFFER MADE
BY  THIS  PROSPECTUS  AND,  IF GIVEN OR MADE,
SUCH  INFORMATION  OR REPRESENTATION MUST NOT
BE  RELIED  UPON AS HAVING BEEN AUTHORIZED BY
US.  THIS  PROSPECTUS  DOES NOT CONSTITUTE AN
OFFER  TO  SELL OR A SOLICITATION OF AN OFFER         2,054,431  SHARES
TO  BUY  ANY SECURITIES OTHER THAN THE COMMON
STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY
JURISDICTION  TO  ANY  PERSON  TO  WHOM IT IS
UNLAWFUL  TO  MAKE  SUCH  AN  OFFER  IN  SUCH
JURISDICTION.  NEITHER  THE  DELIVERY OF THIS
PROSPECTUS  NOR  ANY  SALE  HEREUNDER  SHALL,
UNDER  ANY  CIRCUMSTANCES,  CREATE  AN
IMPLICATION  THAT  THE  INFORMATION CONTAINED
HEREIN  IS CORRECT AT ANY TIME AFTER THE DATE
HEREOF.


                                                     CONCURRENT COMPUTER
                                                         CORPORATION


                                                        COMMON STOCK


              Table Of Contents


                                         Page
                                         ----
Business. . . . . ... . . . . . . . . . .  2

Use of Proceeds . . . . . . . . . . . . .  3
                                                          PROSPECTUS
Selling Stockholders. . . . . . . . . . .  3

Plan of Distribution. . . . . . . . . . .  5

Where You Can Find More Information . . .  5

Information Incorporated by Reference . .  6

Cautionary Note Regarding Forward-Looking
Statements. . . . . . . . . . . . . . . .  6

Legal Matters . . . . . . . . . . . . . .  7

Experts . . . . . . . . . . . . . . . . .  7            November 26, 2001